As filed with the Securities and Exchange Commission on August 26, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington,  D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALPHA PRO TECH, LTD.

(Exact name of registrant as specified in its charter)

DELAWARE	63-1009183
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Suite 112, 60 Centurian Drive

Markham, Ontario, Canada L3R 9R2

(Address of Principal Executive Offices, with Zip Code)

ALPHA PRO TECH, LTD. 2004 STOCK OPTION PLAN

(Full title of the plan)

Sheldon Hoffman
Chief Executive Officer
Alpha Pro Tech, Ltd.
Suite 112, 60 Centurian Drive
Markham, Ontario, Canada L3R 9R2

(Name and address of agent for service)

(905) 479-0654

(Telephone number, including area code, of agent for service)

Copies to:

J. Michael Savage
Maynard, Cooper & Gale, P.C.
1901 Sixth Avenue North, Suite 2400
Birmingham, Alabama 35203
(205) 254-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of  “large accelerated filer,”  “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share, for issuance pursuant to Incentive Stock Options and Non-Qualified Stock Options	2,500,000	$1.65	$4,125,000	$295

(1)          Calculated pursuant to General Instruction E to Form S-8.  Represents the number of additional shares of the Company’s Common Stock reserved for issuance pursuant to the Alpha Pro Tech, Ltd. 2004 Stock Option Plan, as amended and approved by the Company’s shareholders on June 7, 2010.  Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), additional shares of the Company’s Common Stock, which become issuable to prevent dilution from any future stock split, stock dividend or similar transaction, are also being registered.

(2)          For purposes of computing the registration fee only.  Pursuant to Rule 457(h) under the Securities Act, the proposed maximum offering price per share is based upon the average of the high and low trading prices ($1.65) of the Company’s common stock as reported on the NYSE Amex  Exchange on August 23, 2010.

INFORMATION REQUIRED PURSUANT TO

GENERAL INSTRUCTION E TO FORM S-8

STATEMENT UNDER GENERAL INSTRUCTION E — REGISTRATION OF ADDITIONAL SECURITIES

On December 13, 2004, Alpha Pro Tech, Ltd., a Delaware corporation (the “Company”), registered the offer and sale of 2,500,000 shares of its common stock, par value $0.01 per share (“Common Stock”), to be offered and sold to participants under the Alpha Pro Tech, Ltd. 2004 Stock Option Plan, as amended from time to time (the “Plan”), pursuant to a Registration Statement on Form S-8 (File No. 333-121184).

On June 7, 2010, the Company’s shareholders approved an amendment to the Plan, which amendment increased the number of shares of Common Stock available for issuance under the Plan by an additional 2,500,000 shares of Common Stock, such that the Plan now provides for a total of 5,000,000 shares eligible for issuance.  This Registration Statement on Form S-8 is being filed pursuant to General Instruction E to Form S-8 (Registration of Additional Securities) in order to register the offer and sale of such additional 2,500,000 shares of Common Stock, which may be offered and sold to participants under the Plan.

The contents of the Registration Statement on Form S-8 (File No. 333-121184), with respect to 2,500,000 shares of Common Stock, are hereby incorporated by reference in this Registration Statement on Form S-8, to the extent that such contents are not otherwise modified or superseded by this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act.  Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated herein by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents filed by the Company with the Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement on Form S-8:

(a)           The Company’s Current Report on Form 8-K (File No. 001-15725), filed with the Securities and Exchange Commission on March 9, 2010.

(b)           The Company’s Annual Report on Form 10-K (File No. 001-15725) for the fiscal year ended December 31, 2009, filed with the Securities and Exchange Commission on March 10, 2010.

(c)           The Company’s Current Report on Form 8-K (File No. 001-15725), filed with the Securities and Exchange Commission on March 30, 2010.

(d)           The Company’s Current Report on Form 8-K (File No. 001-15725), filed with the Securities and Exchange Commission on May 6, 2010.

(e)           The Company’s Quarterly Report on Form 10-Q (File No. 001-15725) for the quarterly period ended March 31, 2010, filed with the Securities and Exchange Commission on May 7, 2010.

(f)            The Company’s Current Report on Form 8-K (File No. 001-15725), filed with the Securities and Exchange Commission on June 11, 2010.

(g)           The Company’s Current Report on Form 8-K (File No. 001-15725), filed with the Securities and Exchange Commission on August 10, 2010.

(h)           The Company’s Quarterly Report on Form 10-Q (File No. 001-15725) for the quarterly period ended June 30, 2010, filed with the Securities and Exchange Commission on August 11, 2010.

(i)            The description of the Company’s Common Stock contained in the Company’s Registration Statement on S-1 (File No. 333-26605), including any amendment or report filed for the purposes of updating such description.

In addition, all documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (excluding any portion thereof furnished under Item 2.02 or 7.01 of Form 8-K), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement on Form S-8 and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is also or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

Article Ninth of the Company’s Certificate of Incorporation provides as follows:

“The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of § 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.”

Article Tenth of the Company’s Certificate of Incorporation provides as follows:

“The corporation shall, to the fullest extent permitted by § 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders of disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and sahll (sic) inure to the benefit of the heirs, executors, and administrators of such a person.”

Pursuant to Article Ninth of the Company’s Certificate of Incorporation, as set forth above, the Company has adopted the provisions of Section 102(b)(7) of the Delaware General Corporation Law, which eliminate or limit the personal liability of a director of the Company to the Company or its shareholders for monetary damages for a breach of fiduciary duty as a director, except that this provision shall not eliminate or limit the liability of a director for any breach of the director’s duty of loyalty to the Company or its shareholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, under Section 174 of the Delaware General Corporation Law or for any transaction from which the director derived an improper personal benefit.

Under Delaware law, directors, officers, employees and other individuals may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation — a “derivative action”) if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that their conduct was unlawful.  A similar standard of conduct is applicable in the case of a derivative action, but indemnification extends only to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such an action, and Delaware law requires court approval before there can be any indemnification of expenses where the person seeking indemnification has been found liable to the corporation.

At present, there is no pending litigation or proceeding involving any of the Company’s directors or executive officers as to which indemnification is required or permitted, and the Company is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.  The Company has an insurance policy covering the Company’s officers and directors with respect to certain liabilities.

Item 7.   Exemption From Registration Claimed.

Not applicable.

Item 8.   Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description of Exhibit

5.1	Opinion of Counsel.

23.1	Consent of Independent Registered Public Accountants — Mayer Hoffman McCann P.C.

23.2	Consent of Independent Registered Public Accounting Firm — PricewaterhouseCoopers LLP.

23.3	Consent of Counsel (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature pages to the Registration Statement).

99.1	Alpha Pro Tech, Ltd. 2004 Stock Option Plan (incorporated by reference to Exhibit 10.1 to the Form 8-K filed by the Company on June 11, 2010).

Item 9.   Undertakings.

1.             The undersigned registrant hereby undertakes:

(a)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs 1(a)(i) and 1(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.             The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.             Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Markham, Ontario, Canada, on August 25, 2010.

ALPHA PRO TECH, LTD.

/s/ Sheldon Hoffman
By:	Sheldon Hoffman
Its:	Chief Executive Officer

Each of the undersigned officers and directors of the Company hereby severally constitutes and appoints Sheldon Hoffman as the undersigned’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities (unless revoked in writing), to sign any and all amendments to this Registration Statement on Form S-8, including any post-effective amendments, as well as any related registration statement (or amendment thereto) filed in reliance upon Rule 462(b) under the Securities Act, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as the undersigned might and could do in person hereby ratifying and confirming all that said attorney-in-fact and agent or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Sheldon Hoffman	Chief Executive Officer	August 25, 2010
Sheldon Hoffman	(Principal Executive Officer and Director)

/s/ Lloyd Hoffman	Chief Financial Officer, Senior Vice President	August 25, 2010
Lloyd Hoffman	and Secretary
(Principal Financial and Accounting Officer)

/s/ Al Millar	Director	August 25, 2010
Alexander W. Millar

/s/ Robert Isaly	Director	August 25, 2010
Robert H. Isaly

/s/ Dr. John Ritota	Director	August 25, 2010
John Ritota

/s/ Russell Manock	Director	August 25, 2010
Russell Manock

/s/ David Anderson	Director	August 25, 2010
David B. Anderson

/s/ Danny Montgomery	Director	August 25, 2010
Danny Montgomery

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

5.1	Opinion of Counsel.

23.1	Consent of Independent Registered Public Accountants — Mayer Hoffman McCann P.C.

23.2	Consent of Independent Registered Public Accounting Firm — PricewaterhouseCoopers LLP.

23.3	Consent of Counsel (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature pages to the Registration Statement).

99.1	Alpha Pro Tech, Ltd. 2004 Stock Option Plan (incorporated by reference to Exhibit 10.1 to the Form 8-K filed by the Company on June 11, 2010).